THIS SHARE PURCHASE AGREEMENT dated for reference the 22nd day of May, 2015.

AMONG:

MINCO GOLD CORPORATION, a corporation existing pursuant to the laws of the Province of British Columbia, Canada and having an office at Suite #2772 – 1055 West Georgia Street, Vancouver, British Columbia, Canada

(hereinafter called the "Vendor")

AND:

MINCO INVESTMENT HOLDINGS HK LTD., a corporation existing pursuant to the laws of Hong Kong and having an office at 9/F, No. 122 Queen’s Road Central, Central, Hong Kong

(hereinafter called the "Purchaser")

AND:

MINCO SILVER CORPORATION, a corporation existing pursuant to the laws of the Province of British Columbia, Canada and having an office at Suite #2772 – 1055 West Georgia Street, Vancouver, British Columbia, Canada

(the "Minco Silver")

WHEREAS:

A.	Each of the Vendor and Minco Silver are Canadian public companies listed for trading on the Toronto Stock Exchange;

B.	The Vendor, through its wholly-owned subsidiary, Minco Resources Limited (the "Company"), owns and operates a number of mineral exploration projects in the People’s Republic of China, which projects are held by the Company through a wholly owned Chinese subsidiary of the Company known as Minco Mining (China) Co. Ltd. (“Minco China”) and various Chinese corporations and joint ventures as more particularly described in the organizational chart of the Vendor attached hereto as Schedule “A” (Minco China and its various Chinese subsidiaries and joint ventures hereinafter referred to as the “Subsidiaries”);

C.	Pursuant to an Assignment Agreement between the Vendor, Minco Silver and Minco China dated August 20, 2004 (the “Fuwan Assignment Agreement”) Minco Gold and a former subsidiary of Minco Gold assigned to Minco Silver all of their right, title and interest in and to a silver exploration and development project located in Guangdong Provinces in the People’s Republic of China (the “Fuwan Project”) in consideration for the issuance by Minco Silver to the Vendor of 14,000,000 common shares of Minco Silver;

D.	The Vendor holds a 51% undivided interest in a mineral exploration property located contiguous to the Fuwan Project (the “Changkeng Property”) pursuant to the terms of an arms’ length joint venture agreement between the Vendor’s Chinese Subsidiaries and Guangzhou Mingzhong Mining Co. Ltd., which holds a 49% undivided interest in the Changkeng Property (the “Changkeng Joint Venture”);

E.	Pursuant to the terms of the Fuwan Assignment Agreement, the Vendor’s 51% undivided interest in the silver mineralization of the Changkeng Property was also assigned to Minco Silver and forms part of the Fuwan Project but the Vendor’s 51% undivided interest in the gold mineralization of the Changkeng Property was retained by the Vendor;

F.	Since the completion of the acquisition by Minco Silver of the Fuwan Project and pursuant to the terms of various trust and confirmation agreements, the Vendor and the Company have held the legal title of the Fuwan Project in trust for Minco Silver (the “Fuwan Trust Agreements");

G.	Minco Silver wishes to acquire from the Vendor all of its remaining interest in the Changkeng Property and the Changkeng Joint Venture, including but not limited to the Vendor’s interests in the gold mineralization in the Changkeng Property, by way of the transfer and assignment by the Vendor to Minco Silver of one million (1,000,000) issued and outstanding shares of the Company (the “Shares”) on the terms and conditions herein set forth;

H.	The Vendor wishes to transfer and assign to Minco Silver the Shares but retain all beneficial interest in and to the properties and assets of the Company as more particularly set forth in Schedule “B” attached hereto (the “Retained Assets”);

I.	The Company is indebted to the Vendor in the amount of $42,326 (the “Shareholder Loan”);

J.	The Vendor is indebted to Minco Silver in the amount of $3,700,000 (the “Vendor Debt”); and

K.	The Vendor owns 11,000,000 common shares of Minco Silver (the “Vendor’s Minco Silver Shares”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the promises, covenants, terms, conditions representations and warranties hereinafter set forth, the parties hereto agree each with the other as follows:

1.	SALE AND PURCHASE

1.1	Minco Silver and the Purchaser hereby agree to purchase and the Vendor hereby agrees to sell the Shares and the Shareholder Loan, specifically excluding the Retained Assets, at a price of $13,732,260 in lawful money of Canada (the "Purchase Price"), $42,326 of which shall be allocated to the Shareholder Loan and $13,689,934 shall be allocated to the Shares. Upon execution of this Agreement, Minco Silver shall cause the Purchaser to provide the Vendor with an advance in the amount of $1,600,000 (the “Purchase Price Advance”), subject to the grant by the Vendor of the security described in Subsection 1.2. Minco Silver and the Purchaser shall satisfy the Purchase Price as follows on the Closing Date:

(a)	an offset of the Purchase Price Advance against the Purchase Price;

(b)	an offset of the Vendor Debt against the Purchase Price; and

(c)	the payment to the Vendor of the balance of the Purchase Price in the amount of $8,432,260 by certified cheque or bank draft payable to the Vendor, subject to adjustment in accordance with the provisions of Subsection 1.2.

1.2	In the event that for any reason the transactions herein set forth are not completed or this Agreement is terminated, the Vendor shall forthwith repay the Purchase Price Advance to the Purchaser, together with interest at the rate of 8.0% per annum, calculated monthly, not in advance. As security for the repayment of the Purchase Price Advance, the Vendor shall pledge the Vendor’s Minco Silver Shares to the Purchaser and deliver to the Purchaser the certificates representing such shares together with duly executed stock powers of attorney.

1.3	In the event that, on the Closing Date, the Vendor’s portion of the Unallocated Changkeng JV Cash Balance (as hereinafter defined) is less than $625,260, the Purchase Price and the payment to be made by the Purchaser to the Vendor pursuant to Subsection 1.1(c) shall be reduced by an amount equal to the shortfall.

1.4	The Purchaser and Minco Silver acknowledge and agree that the beneficial interest in the Retained Assets will be assigned, transferred and/or distributed by the Company directly or indirectly to the Vendor, or its order, immediately prior to Closing and the Company shall enter into a Declaration of Trust and Agency Agreement in favour of the Vendor, or its order, in the form attached hereto as Schedule “C” pursuant to which the Company will hold the Retained Assets in trust for the Vendor, or its order, and deal with the Retained Assets in such manner as the Vendor, or its order, may direct from time to time.

2.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

2.1	In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser as follows:

(a)	each of the Company and the Subsidiaries validly exists and is in good standing with respect to the filing of any and all corporate reports with the relevant regulatory authorities in its jurisdiction of incorporation;

(b)	the consolidated financial statements of the Company for the fiscal year ended December 31, 2014 attached hereto as Schedule "D" are substantially true and correct in all material respects and present fairly the financial position of the Company and the results of its operations for the period described therein;

(c)	there have been no material adverse changes in the corporate or financial affairs of the Company since December 31, 2014 other than as disclosed in the Vendor's financial statements for the quarter ended March 31, 2015;

(d)	each of the Vendor and the Company has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares and the Shareholder Loan to the Purchaser and no other corporate proceedings on the part of the Vendor are necessary to authorize the Vendor’s execution, delivery and performance of this Agreement, or to consummate the transactions contemplated hereby;

(e)	this Agreement has been duly executed and delivered by the Vendor and constitutes a valid and binding agreement of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity;

(f)	the execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby does not and will not require any consent, approval, waiver or authorization of, or any action by or in respect of any person or regulatory authority other than as set forth in Section 6.2 (a) and (b);

(g)	no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital stock of the Company;

(h)	each of the Company and the Subsidiaries has the corporate power to own the properties owned by it, and to carry out the business carried on by it and is duly registered and qualified to carry on business in the jurisdiction of its incorporation or formation and all other jurisdictions in which it does so;

(i)	there are no liabilities, contingent or otherwise, of the Company or the Subsidiaries, other than the Shareholder Loan, and neither the Company nor any of the Subsidiaries has guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation, other than as disclosed in the consolidated financial statements of the Company for the fiscal year ended December 31, 2014;

(j)	neither the Company nor any of the Subsidiaries is indebted to the Vendor or any affiliate or director or officer of the Company or any of the Subsidiaries, other than the Shareholder Loan;

(k)	no dividends or other distribution of any shares in the capital of the Company or any of the Subsidiaries has been made, declared or authorized since December 31, 2014;

(l)	neither the Company nor any of the Subsidiaries has discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business since December 31, 2104;

(m)	the Memorandum and Articles of Association of the Company have not been altered since the incorporation of the Company, except as set out in the Company's minute book and the corporate records therein;

(n)	neither the Company nor any of the Subsidiaries have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings, or arrangements whether oral, written or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers, or others which cannot be terminated on not more than one month's notice;

(o)	the Vendor is not aware of any basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendor threatened against or affecting the Company or any of the Subsidiaries at law or in equity or before or by a federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency other than the litigation involving the Vendor’s Tugurige Gold Project as more particularly described in Schedule “B”;

(p)	to the knowledge of the Vendor, neither the Company nor any of the Subsidiaries is in breach of any applicable laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(q)	the Company has not experienced nor is the Vendor aware of any occurrence or event which has had or might reasonably be expected to have, a materially adverse effect on the business or the results of operations of either the Company or any of the Subsidiaries;

(r)	neither the Vendor nor any officer, director, employee or shareholder of the Company are indebted or under obligation to the Company on any account whatsoever;

(s)	all tax returns and reports of the Company and the Subsidiaries required to be filed prior to the date hereof have been filed with all governmental authorities having jurisdiction and are substantially true, correct and accurate in all material respects, and all taxes and other governmental charges have been paid or accrued in the Company's books;

(t)	all material transactions of the Company have been recorded or filed as required in or with its respective books and records, and the minute books of the Company contain all records of the meetings and proceedings of shareholders and directors thereof;

(u)	the performance of this Agreement will not be in violation of the Memorandum or Articles of Association of the Company or of any agreement to which the Vendor or the Company are a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Company and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of the Company;

(v)	the Company does not own, directly or indirectly, any shares or interest in any other company or firm, other than as disclosed in the Company's books and records;

(w)	the Shares of the Company are validly issued, fully-paid and non-assessable common shares not subject to any liens, charges or encumbrances of any nature or kind whatsoever and the authorized capital of the Company consists of HK$10,000,000 divided into 100,000,000 shares of HK$0.10 each and the Shares are the only issued and outstanding shares of the Company;

(x)	as of the date hereof, the assets of the Changkeng Joint Venture include a minimum of $1,226,000 cash of which the Vendor’s portion based on its 51% undivided interest is $625,260 and such cash has not been allocated for any specific purpose or use (the “Unallocated Changkeng JV Cash Balance”); and

(y)	as of the date hereof, the Vendor is the legal and beneficial owner of the Vendor’s Minco Silver Shares, free and clear of any liens, charges or encumbrances.

2.2	The representations, warranties, covenants and agreements by the Vendor contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date of this Agreement as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by the Purchaser prior to the execution of this Agreement or the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Vendor shall survive the execution and Closing of this Agreement and notwithstanding the purchase and sale herein provided for, shall continue in full force and effect for a period of one (1) year following the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MINCO SILVER

3.1	In order to induce the Vendor to enter into and consummate this Agreement, the Purchaser and Minco Silver jointly and severally represent and warrant to the Vendor as follows:

(a)	each of the Purchaser and Minco Silver validly exists and is in good standing with respect to the filing of any and all corporate reports with the relevant regulatory authorities in its jurisdiction of incorporation;

(b)	each of the Purchaser and Minco Silver has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and no other corporate proceedings on the part of the Purchaser and Minco Silver are necessary to authorize the Purchaser and Minco Silver’s execution, delivery and performance of this Agreement, or to consummate the transactions contemplated hereby;

(c)	this Agreement has been duly executed and delivered by the Purchaser and Minco Silver and constitutes a valid and binding agreement of the Purchaser and Minco Silver, enforceable against the Purchaser and Minco Silver in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity;

(d)	the execution, delivery and performance by the Purchaser and Minco Silver of this Agreement and the consummation by the Purchaser and Minco Silver of the transactions contemplated hereby, does not and will not require any consent, approval, waiver or authorization of, or any action by or in respect of any person or regulatory authority other than as set forth in Section 6.1(a) and (b);

(e)	the performance of this Agreement will not be in violation of the Memorandum or Articles of Association of each of Minco Silver and the Purchaser or any agreement to which Minco Silver or the Purchaser are a party;

(f)	the Vendor Debt is the only debt or liability owing by the Vendor to Minco Silver;

(g)	the Purchaser and Minco Silver are not aware of any basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or to the knowledge of the Purchaser and Minco Silver, threatened against the Purchaser or Minco Silver that may prevent the Purchaser from purchasing the Shares and fulfilling its obligations hereunder.

3.2	The representations, warranties, covenants and agreements by the Purchaser and Minco Silver contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date of this Agreement as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by the Vendor prior to the execution of this Agreement or the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Purchaser and Minco Silver shall survive the execution and Closing of this Agreement and notwithstanding the purchase and sale herein provided for, shall continue in full force and effect for a period of one (1) year following the Closing Date.

4.	CLOSING MATTERS

4.1	In this Agreement, the "Closing Date" means the date mutually agreed to by the parties hereto within ten (10) days from the Approval Date, as hereinafter defined, upon which the Vendor and the Purchaser shall complete the transactions contemplated by this Agreement and provide the documents herein described to complete the transactions (the "Closing").

4.2	Upon the Closing Date of this Agreement, the following events shall occur:

(a)	the Company will assign and transfer to the Vendor all of its right and beneficial interest in and to the Retained Assets;

(b)	the Vendor shall deliver to the Purchaser the share certificates representing the Shares duly endorsed for transfer, and all corporate records, registers and documents of the Company, including the minute book and corporate seal of the Company;

(c)	the Purchaser shall deliver to the Vendor a certified cheque or bank draft payable to the Vendor in the amount specified in Subsection 1.1(c);

(d)	the Company and the Vendor, or its order, shall execute and deliver the Declaration of Trust and Agency Agreement in the form attached hereto as Schedule “C”;

(e)	the parties shall execute and deliver written confirmation of the termination of the Fuwan Trust Agreements;

(f)	the Vendor shall deliver to the Purchaser a certificate of the Vendor’s Chief Executive Officer confirming the amount of the Unallocated Changkeng JV Cash Balance as at the Closing Date;

(g)	the Vendor shall deliver to the Purchaser the officer’s certificate to be given under Section 6.1(c);

(h)	the Purchaser shall deliver to the Vendor the officer’s certificate to be given under Section 6.2(c);

(i)	the Purchaser shall deliver to the Vendor an acknowledgement and confirmation that the Purchase Price Advance and Vendor Debt have been repaid and settled in full; and

(j)	the Purchaser shall return to the Vendor the Vendor’s Minco Silver Shares and stock powers of attorney delivered in connection with the Purchase Price Advance.

5.	NOTICES

5.1	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed postage prepaid addressed to the addressee at the address appearing on the first page hereof or to such other address as may be given in writing by a party to the other parties, and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid at Vancouver, British Columbia then on the next business day following the posting thereof.

6.	CONDITIONS PRECEDENT

6.1	The Purchaser’s and Minco Silver’s obligations to complete the transactions contemplated herein is subject to:

(a)	The receipt of approval of this Agreement by the shareholders of each of the Vendor and Minco Silver at duly convened shareholder meetings in accordance with applicable securities law and stock exchange policies;

(b)	the receipt of the written acceptance of this Agreement by the Toronto Stock Exchange by each of the Vendor and Minco Silver (the date of such acceptance being referred to herein as the "Approval Date”);

(c)	the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made on the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser and Minco Silver shall have received a certificate from a senior officer of the Vendor confirming the truth and correctness of such representations and warranties; and

(d)	the Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

6.2	The Vendor’s obligations to complete the transactions contemplated herein is subject to:

(a)	The receipt of approval of this Agreement by the shareholders of each of the Vendor and Minco Silver in accordance with applicable securities law and stock exchange policies;

(b)	the receipt of the written acceptance of this Agreement by the Toronto Stock Exchange by each of the Vendor and Minco Silver;

(c)	the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made on the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Vendor shall have received a certificate from a senior officer of the Purchaser and Minco Silver confirming the truth and correctness of said representation and warranties; and

(d)	the Purchaser and Minco Silver shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement

7.	TERMINATION

7.1	This Agreement may be terminated:

(a)	by any party if the transactions contemplated by this Agreement have not been completed by July 31, 2015 by providing prior written notice of its intent to do so to the other parties to this Agreement;

(b)	provided that the Purchaser is not in material breach of its obligations under this Agreement, by the Purchaser if any of the conditions in Section 6.1 have not been satisfied at or prior to July 31, 2015 and the Purchaser has not waived such condition; and

(c)	provided that the Vendor is not in material breach of its obligations under this Agreement, by the Vendor if any of the conditions in Section 6.2 have not been satisfied at or prior to July 31, 2015 and the Vendor has not waived such condition.

7.2	If this Agreement is terminated pursuant to Section 7.1, written notice thereof shall be promptly given to the other parties and this Agreement shall become void and have no further force and effect and all further obligations of the Vendor and the Purchaser under this Agreement shall terminate without further liability of the Vendor and the Purchaser, except for the obligations of the Vendor to repay the Purchase Price Advance to the Purchaser and for the Purchaser to return the Vendor’s Minco Silver Shares to the Vendor.

8.	GENERAL

8.1	The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

8.2	Each party shall pay its own costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

8.3	Unless otherwise indicated herein, all references to monetary amounts shall mean Canadian dollars.

8.4	This Agreement shall enure to the benefit of and shall be binding upon the Vendors, their successors and assigns, as the case may be, and the Purchaser and its successors and assigns.

8.5	Time shall be of the essence of this Agreement.

8.6	The terms and provisions herein contained constitute the entire agreement between the parties and shall supersede all previous oral or written communications.

8.7	This Agreement will be governed by and construed in accordance with the laws of British Columbia, and the parties hereto attorn to the jurisdiction of the courts of British Columbia.

8.8	If any part of this Agreement is held invalid or unenforceable by a court of law, then this Agreement shall be read as if such invalid or unenforceable provision were removed.

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IN WITNESS WHEREOF the parties have duly executed this Agreement on the day and year first above written.

MINCO GOLD CORPORATION Per: /s/Jennifer Trevitt Authorized Signatory	MINCO INVESTMENT HOLDINGS HK LTD. Per: /s/ Ken Cai Authorized Signatory

MINCO SILVER CORPORATION Per: /s/ Jennifer Trevitt Authorized Signatory

SCHEDULE "A"

SCHEDULE "B"

RETAINED ASSETS

1.	All right, title and interest in the Longnan Project located in the Wudu district of Gansu Province, in the People’s Republic of China, held by Minco Mining (China) Co. Ltd., a wholly owned subsidiary of Minco Resources Limited.

2.	All right, title and interest in the Gold Bull Mountain Project located in the Yuanling County of Hunan Province, in the People’s Republic of China, held by Huaihua Tiancheng Mining Ltd, a wholly owned subsidiary of Yuanling Minco Mining Co. Ltd., which in turn is a wholly owned subsidiary of Minco Mining (China) Co. Ltd., which in turn is a wholly owned subsidiary of Minco Resources Limited.

3.	All future settlement proceeds to be received by Minco Mining (China) Co. Ltd. from 208 Team, a subsidiary of China National Nuclear Corporation, regarding the Tugurige Gold Project, located in Inner Mongolia China, pursuant to a settlement made between Minco Mining (China) Co. Ltd. and 208 Team.

SCHEDULE "C"

SCHEDULE "D"